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EXHIBIT 99.1


[GULFTERRA LOGO]                                                            NEWS
                                                           For Immediate Release



  GULFTERRA ENERGY PARTNERS TO BUILD CONSTITUTION OIL AND GAS EXPORT PIPELINES
                         IN THE CENTRAL GULF OF MEXICO


HOUSTON, TEXAS, JULY 8, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) announced today that it has reached a definitive agreement to construct, own, and operate oil and gas export pipelines to provide firm gathering services from the Constitution field, which is 100-percent owned by Kerr-McGee Oil & Gas Corp., a wholly owned affiliate of Kerr-McGee Corp. (NYSE: KMG).

The gas export pipeline will originate at the Constitution field, located in 5,000 feet of water in Green Canyon Blocks 679 and 680 in the Central Gulf of Mexico, approximately 190 miles southwest of New Orleans, Louisiana. The 32-mile, 16-inch gas pipeline will have a capacity of up to 200 million cubic feet per day and will connect the field to and become part of GulfTerra's existing Anaconda Gathering System. The oil export pipeline will be a 70-mile, 16-inch line with a minimum capacity of 80,000 barrels per day that will connect the field with the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline systems at the recently installed Ship Shoal 332B platform. GulfTerra plans to install the new gathering lines in the summer of 2005, with first production scheduled for mid-2006. Kerr-McGee has dedicated production from its Constitution and Ticonderoga discoveries, as well as future potential production from several undeveloped blocks in the area, for gathering on GulfTerra's new oil and gas pipelines.

"Development of the Constitution oil and gas export pipelines expands our presence in the active Green Canyon area of the Gulf of Mexico," said Robert G. Phillips, chairman and chief executive officer. "It is our second Deepwater Trend project designed to gather production for Kerr-McGee, a premier independent exploration and production company, and exemplifies GulfTerra's commitment to serve producers in the Gulf of Mexico through the construction of new midstream infrastructure. The Constitution platform, owned and operated by Kerr-McGee, will become the third deepwater hub that will be connected to our deepwater Anaconda Gathering System along with the Marco Polo and Typhoon tension leg platforms. This system currently gathers production from the Typhoon and Boris fields and will also gather production from the Marco Polo, K2, K2 North, Constitution and Ticonderoga fields. The Constitution Oil Pipeline will provide Kerr-McGee and other producers in this part of the Gulf with access to the premier oil markets in both Texas and Louisiana through our joint venture pipelines, Cameron Highway and Poseidon."

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas

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and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
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This release includes forward-looking statements and projections. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.



CONTACT
Investor Relations and MLP Finance
Andrew Cozby, Director
Office: (832) 676-5315
Fax: (832) 676-1671